Exhibit 10.35

AMENDMENT

THIS AMENDMENT (this "Amendment") is made to that certain Employment Agreement, dated June 1, 2014 (the "Agreement"), by and between Yappn Corp., a New York corporation (hereinafter referred to as "Employer") and David Lucatch (hereinafter referred to as "Executive") (collectively, the "Parties"). Certain capitalized terms used in this are defined in the Agreement

WHEREAS, the Parties wish to amend the Agreement.

THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto and their respective heirs, executors, administrators, successors and assigns agree as follows:

1.	It is hereby agree by the Parties, that the Section 4.4 is hereby deleted and replaced as follows:

4.4	In addition to Section 4.3, the Executive may be eligible for a liquidation bonus equal to ten percent (10%) of the Net Proceeds from the Divestiture of the Company or any Subsidiary or Division, payable directly by the entity being divested. The granting of and the amount of any liquidation bonus shall be in the sole discretion of and based on achieving the following terms, conditions and objectives established by the Board of Directors, These terms include: i) annual approval by the Board of Directors of a strategic business plan and budget of the Corporation and all operating division/subsidiaries; ii) the Divestiture would add significant value for the shareholders.

2.	The Parties agree and acknowledge that all terms and conditions of the Agreement not modified herein remain in full force and effect

3.	This Amendment and the Agreement constitutes the final agreement between the Parties. It is the complete and exclusive expression of the Parties' agreement on the matters contained in this Amendment and the Agreement. All prior and contemporaneous negotiations and agreements between the Parties on the matters contained in this Amendment and the Agreement are expressly superseded by this Amendment and the Agreement. The provisions of this Amendment and the Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. In entering into this Amendment, neither Party has relied upon any statement, representation, warranty or agreement of the other party except for those expressly contained in this Amendment and the Agreement. There is no conditions precedent to the effectiveness of this Amendment, other than those expressly stated in the Agreement.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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Amendment to Employment Agreement

Yappn Corp. and David Lucatch

IN WITNESS WHEREOF the parties hereto have executed these presents as of this 2nd day of September, 2014.

EMPLOYER

Yappn Corp.

By:	/s/ Herb Willer
Name:	Herb Willer
Title:	Chairman

EXECUTIVE

By:	/s/ David Lucatch
Name:	David Lucatch

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Amendment to Employment Agreement

Yappn Corp. and David Lucatch